NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Thomas J. Gallagher to Retire as Vice Chairman and Chief Underwriting Officer

of Everest Re Group, Ltd.

HAMILTON, Bermuda – September 1, 2009 – Everest Re Group, Ltd. (NYSE: RE) announced today that Thomas J. Gallagher, Vice Chairman and Chief Underwriting Officer, has advised the Company of his decision to retire, effective October 9, 2009.

Prior to being named Vice-Chairman and Chief Underwriting Officer in 2008, Mr. Gallagher served as President and Chief Operating Officer of Everest Re Group Ltd. since 1997. During his many years of service, Mr. Gallagher’s leadership and dedication to the organization and its people have helped lead Everest to its current position of strength and profitability.

Mr. Gallagher stated, “I feel fortunate to have had the opportunity to help build the Company into the well balanced, diversified industry leader it is today. Everest and the entire management team are well-positioned for the future.”

Commenting on Mr. Gallagher’s decision, Chairman and Chief Executive Officer, Joseph V. Taranto stated, “Tom’s many years of guidance have positioned Everest as a global reinsurance leader with operations worldwide. All of us at Everest want to thank him for his remarkable and long-standing commitment to the Company and wish him the best in his well-deserved retirement.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.